MGI FUNDS

AMENDED AND RESTATED
AGREEMENT AND DECLARATION OF TRUST

Regarding the Name of the Trust

AMENDMENT to the Amended and Restated Agreement and Declaration of Trust of MGI Funds dated as of May 16, 2005 (referred to herein as the “Agreement”), done this 1st day of September, 2011, by the Trustees under such Agreement.

WITNESSETH:

WHEREAS, management of the Trust recommends that all “Mercer” related entities share the same “Mercer” naming convention;

WHEREAS, management of the Trust recommends that the MGI Funds be re-named as the “Mercer Funds”;

WHEREAS,  Article IX, Section 1 of the Agreement authorizes the Trustees to amend the Agreement by a written instrument signed by not less than a majority of the Trustees; and

WHEREAS, Article IX, Section 1 of the Agreement provides that the Trustees may act for such purpose without shareholder approval;

NOW, THEREFORE, the Trustees hereby approve the following amendment to the Agreement:

Article I, Section 1 of the Agreement shall be deleted in its entirety and replaced with the following:

Section 1.   Name.  This Trust shall be known as “Mercer Funds”, and the Board of Trustees shall conduct the business of the Trust under that name, which name (and the word “Trust” wherever hereinafter used) shall not refer to the Trustees in their individual capacities or to the officers, agents, employees, or holders of Shares.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals for themselves and their assigns, as of the day and year first above written. This instrument may be executed in one or more counterparts, all of which shall together constitute a single instrument.

/s/ Adela M. Cepeda	/s/ Gail A. Schneider
Adela M. Cepeda	Gail A. Schneider

/s/ Harriston M. Bains, Jr.	/s/ Richard L. Nuzum
Harrison M. Bains, Jr.	Richard L. Nuzum